Exhibit 3.1

CERTFICATE OF FORMATION

OF

PRETIUM PACKAGING, L.L.C.

1. The name of the limited liability company is PRETIUM PACKAGING, L.L.C.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHREOF, the undersigned have executed this Certificate of Formation of PRETIUM PACKAGING, L.LC. this 31 day of May, 1998.

John J. Horgan

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:45 PM 06/04/1998
981216338 – 2904798

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:08 PM 03/17/2006
FILED 12:25 PM 03/17/2006
SRV 060259323 – 2904798 FILE

Certificate of Amendment to Certificate of Formation

of

PRETlUM PACKAGING, L.L.C.

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is:

PRETIUM PACKAGING, L.L.C.

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the a d h s of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 271 1 Centerville Road, Suite 400, Wilmington, Delaware 19808.”

Executed on March 14, 2006

Name:	Keith S. Harbison, Chairman & Manager
Title:	Authorized Person

DE LL D-:CERTIFICATE OF AMENDMENT TO CERTICATE OF FORMATION 01/98 (#3048)